[RICHEY ELECTRONICS LOGO]





                                        April 13, 1995



Dear Fellow Stockholder:


     Enclosed is Richey Electronics, Inc.'s 1994 Annual Report on Form 10-K, Proxy Statement and formal notice of the 1995 Annual Meeting of Stockholders. As you will see, 1994 was an excellent year for our business.

     On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting, which will be held on Wednesday, May 17, 1995, at 2:00 P.M. at the Company's headquarters, 7441 Lincoln Way, Garden Grove, California.

     We hope that you will be able to attend the Annual Meeting and look forward to seeing you there.



                                        Sincerely,

                                        /s/ William C. Cacciatore

                                        William C. Cacciatore
                                        Chairman, President and CEO


Enclosures

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                     Richey Electronics, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     5) Total fee paid:

        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:

        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     3) Filing Party:

        ------------------------------------------------------------------------
     4) Date Filed:

        ------------------------------------------------------------------------

                            RICHEY ELECTRONICS, INC.

                                7441 LINCOLN WAY
                         GARDEN GROVE, CALIFORNIA 92641
                                 ______________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 17, 1995
                                 ______________


TO THE STOCKHOLDERS OF RICHEY ELECTRONICS, INC.:

     You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Richey Electronics, Inc. (the "Company") to be held on May 17, 1995, at 2:00 p.m., at the Company's principal executive offices located at 7441 Lincoln Way, Garden Grove, California 92641, for the following purposes:

1. To elect the following seven directors of the Company to hold office until the 1996 annual meeting of stockholders:

     C. Don Alverson          Edward L. Gelbach        Nobert W. St. John
     Thomas W. Blumenthal     Greg A. Rosenbaum        Donald I. Zimmerman
     William C. Cacciatore

2. To consider and act upon a proposal to ratify the appointment of McGladrey & Pullen, LLP, as the Company's auditors for 1995.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 31, 1995 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.


                              By Order of the Board of Directors

                              /s/ Richard N. Berger
                              -----------------------------------
                              Richard N. Berger
                              SECRETARY

April 13, 1995

IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE POST-PAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                            RICHEY ELECTRONICS, INC.
                                7441 LINCOLN WAY
                         GARDEN GROVE, CALIFORNIA 92641



                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 17, 1995


                                 PROXY STATEMENT



                                  INTRODUCTION

     This Proxy Statement is being furnished by Richey Electronics, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 1995 Annual Meeting of Stockholders currently scheduled to be held at the Company's principal executive offices located at 7441 Lincoln Way, Garden Grove, California 92641, on May 17, 1995 at 2:00 p.m. or at any adjournments or postponement thereof (the "Annual Meeting"), for the purposes set forth herein and in the foregoing Notice.

     This Proxy Statement and the accompanying Proxy are first being mailed to the Company's stockholders on or about April 13, 1995. The Annual Report on Form 10-K for the year ended December 31, 1994 is being mailed to stockholders contemporaneously with this Proxy Statement.

                                     VOTING

     There were 5,889,341 shares of the Company's common stock (the "Common Stock") issued and outstanding on March 31, 1995, which has been fixed as the record date for the purpose of determining stockholders entitled to notice of
and to vote at the Annual Meeting (the "Record Date").   For each matter
submitted to the vote of the stockholders, each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock he or she held of record on the books of the Company as of the Record Date.

     The presence, in person or by proxy, of a majority of the shares entitled to vote will constitute a quorum for the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be counted by an appointed inspector of election. The election inspector will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote, for purposes of determining the presence of a quorum for the transaction of business, but shall neither be counted as affirmative nor negative votes. The election inspector will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote or that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are not present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business.

                             REVOCABILITY OF PROXIES

     Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. Such revocation may be effected by a writing delivered to the Company stating that the proxy is revoked or by executing a subsequent proxy and presenting it at the meeting, or by attendance at the meeting and voting in person.


                    INFORMATION ABOUT THE BOARD OF DIRECTORS
                           AND COMMITTEES OF THE BOARD

                    BOARD MEETINGS AND DIRECTOR COMPENSATION

     During 1994 there were four meetings of the board of directors of the Company (the "Board" or "Board of Directors"). The Company has no standard arrangements pursuant to which directors of the Company are compensated for any services provided as a director, except that the Company provides a $15,000 annual retainer for each outside director of the Company. Directors are eligible to participate in the Company's Stock Option Plan. None of the incumbent directors attended less than 75% of all Board and committee meetings held during the period for which he has been a director.

                                BOARD COMMITTEES

     Set forth below is information concerning certain standing committees of the Board of Directors.

     AUDIT COMMITTEE.  The Company's Audit Committee currently consists of Greg
A. Rosenbaum, Thomas W. Blumenthal and Donald I. Zimmerman. Responsibilities of the Audit Committee include (1) reviewing financial statements and consulting with the independent auditors concerning the Company's financial statements, accounting and financial policies and internal controls, (2) reviewing the scope of the independent auditors' activities and the fees of the independent auditors, and (3) maintaining good communications among the Audit Committee, the Company's independent auditors and the Company's management on accounting matters. The Audit Committee held four meetings during 1994.

     COMPENSATION COMMITTEE. The Company's Compensation Committee currently consists of Edward L. Gelbach, Thomas W. Blumenthal and Donald I. Zimmerman. Mr. Blumenthal replaced Mr. Rosenbaum who resigned in February 1995. The Compensation Committee is responsible for reviewing and approving, within its authority, compensation, benefits, training and other human resource policies and making recommendations concerning such matters to the Board of Directors. The Compensation Committee held four meetings during 1994.

     NOMINATING COMMITTEE. The Company does not maintain a standing nominating committee.


                       NOMINEES FOR ELECTION AS DIRECTORS

     The Company's Bylaws currently provide that the Board of Directors will consist of three or more members, the exact number to be fixed by a resolution of the Board of Directors. A Board of seven directors is to be elected at the Annual Meeting.

     Certain information regarding the Company's nominees for election as directors, including their respective business addresses, ages, principal occupations (including terms as director of the Company) and information regarding the aggregate number of shares of Common Stock beneficially owned by each of them as of March 31, 1995, is set forth in the tables below. Beneficial ownership is determined under the rules of the Securities and Exchange Commission (the "Commission") and may not necessarily indicate ownership for any other purpose. Unless otherwise stated, each nominee has sole voting power and sole investment power with respect to the shares of Common Stock beneficially owned by such nominee and each nominee is the beneficial owner of all shares owned of record by such nominee.

                            BIOGRAPHICAL INFORMATION

     DIRECTORS. The following table gives certain information as to each director and nominee for director of the Company as of March 31, 1995:


              NAME               AGE                        POSITION
              ----               ---                        --------
William C. Cacciatore. . . . . . 60    Chairman, President and Chief Executive Officer
C. Don Alverson. . . . . . . . . 59    Executive Vice President - Sales, Director
Norbert W. St. John. . . . . . . 63    Executive Vice President - Marketing, Director
Greg A. Rosenbaum (1). . . . . . 42    Assistant Secretary, Director
Donald I. Zimmerman (1) (2). . . 55    Director
Thomas W. Blumenthal (1) (2) . . 36    Director
Edward L. Gelbach (2). . . . . . 63    Director
_______________

(1)  Member, Audit Committee of the Board of Directors.
(2)  Member, Compensation Committee of the Board of Directors.


     WILLIAM C. CACCIATORE has served as the Company's Chairman of the Board, President and Chief Executive Officer since April 1993. Mr. Cacciatore also served as Chairman, President and Chief Executive Officer of RicheyImpact Electronics, Inc. ("RicheyImpact") from December 1990 until April 1993. From March 1985 through December 1990, Mr. Cacciatore was employed as a business consultant to the electronics industry.

     C. DON ALVERSON has been a director of the Company and has served as the Company's Executive Vice President - Sales since October 1993. From April 1993 to October 1993, Mr. Alverson was the Executive Vice President - Sales and Marketing. Mr. Alverson also served as Executive Vice President -Sales and Marketing for RicheyImpact from December 1990 until April 1993. Mr. Alverson was the General Manager for the southern California operations of Bell Industries, an electronics distributor, from July 1990 until December 1990. From October 1988 through July 1990, Mr. Alverson was employed as a business consultant.

     NORBERT W. ST. JOHN has been a director of the Company and has served as the Company's Executive Vice President - Marketing since October 1993.
Mr. St. John served as the Executive Vice President - Operations of the Company from April 1993 to October 1993. Mr. St. John also served as Executive Vice President - Operations for RicheyImpact from December 1990 until April 1993. From June 1990 until December 1990, Mr. St. John was a general manager of Arrow Electronics, an electronics distributor.

     GREG A. ROSENBAUM has been a director of the Company since April 1993 and has served as the Company's Treasurer from April 1993 through February 1995 and as Assistant Secretary since April 1993. Mr. Rosenbaum served as Treasurer and as Assistant Secretary of RicheyImpact from December 1990 until April 1993.
Mr. Rosenbaum has been President of Palisades Associates, Inc. ("Palisades"), a merchant banking and consulting company, since 1989. Mr. Rosenbaum is a director of Varlen Corporation, a diversified manufacturer of precision components for the transportation and laboratory equipment markets.

     DONALD I. ZIMMERMAN has been a director of the Company since April 1993. Since 1973, Mr. Zimmerman has been President of Barclay and Company, Inc. ("Barclay"), an import/export company doing business with the Far East as well as holding real estate investments and operating companies in the United States. Mr. Zimmerman served as President, Chief Executive Officer and Chairman of the Board of Brajdas Corporation ("Brajdas") from 1985 until April 1993 and as Chief Financial Officer of Brajdas from September 1992 until April 1993.

     THOMAS W. BLUMENTHAL has been a director of the Company since May 1994. Mr. Blumenthal has been an Investment Analyst for The Baupost Group, Inc. since June 1993. Mr. Blumenthal was employed in the corporate finance department of Dean Witter Reynolds Inc. from October 1986 through May 1993, serving as a managing director from December 1989 through May 1993. Mr. Blumenthal is a director of Data Documents Holdings, Inc. and The Oberto Sausage Company.

     EDWARD L. GELBACH has been a director of the Company since October 1993. Mr. Gelbach served as a director of RicheyImpact from December 1990 through April 1993. From 1989 until the present, Mr. Gelbach has been a private investor. Mr. Gelbach is a director of Bell Microproducts, a distributor of high technology semiconductor and computer products.


                  OTHER EXECUTIVE OFFICERS OF THE COMPANY

     The following table gives certain information as to each executive officer who is not also a nominee for director of the Company.


              NAME               AGE                          POSITION
              ----               ---                          --------
Richard N. Berger. . . . . . . . 44    Vice President, Chief Financial Officer and Secretary
Charles W. Mann. . . . . . . . . 54    Vice President - Value-Added Services
William Class. . . . . . . . . . 48    Vice President and General Manager, Northern California region


     RICHARD N. BERGER has served as the Company's Vice President, Chief Financial Officer and Secretary since April 1993. Mr. Berger was the Director of Finance and Administration for RicheyImpact from March 1992 until April 1993. From August 1989 until March 1992, Mr. Berger was a private investor.

     CHARLES W. MANN has served as the Company's Vice President - Value-Added Services since October 1993. Mr. Mann has been responsible for value-added services since April 1993. Mr. Mann was also responsible for value-added services for RicheyImpact from April 1991 to April 1993. From April 1988 to April 1991, Mr. Mann served as Vice President for the western region of Panduit Corporation, an electronics manufacturer.

     WILLIAM CLASS has been a Vice President and the General Manager of the Northern California region since March 1994. From April 1993 until March 1994, Mr. Class was the General Manager of the Northern California region. Mr. Class was also the General Manager of the Northern California region for RicheyImpact from December 1991 until April 1993. Mr. Class was the Vice President of Harper SID, a division of Avnet, Inc., an electronics distributor, from April 1990 until December 1991.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth, as of March 31, 1995, the beneficial owners of more than 5% of the Common Stock, the Company's only class of voting securities, as known to the Company. In addition, the table sets forth the beneficial ownership of the Common Stock by (i) each of the Company's directors, nominees for director and Named Executive Officers (as defined on page 8) and
(ii) all directors and officers of the Company as a group. The number of shares beneficially owned by each director and officer is determined under rules of the Commission, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of March 31, 1995, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.



                    Name and address                     Amount and nature
                  of beneficial owner                 of beneficial ownership  Percent of class
                  -------------------                 -----------------------  ----------------
William C. Cacciatore. . . . . . . . . . . . . . . . .         578,020              9.81%
C. Don Alverson. . . . . . . . . . . . . . . . . . . .         404,614              6.87%
Norbert W. St. John (1). . . . . . . . . . . . . . . .         346,812              5.89%
Greg A. Rosenbaum (2). . . . . . . . . . . . . . . . .         394,612              6.70%
Donald I. Zimmerman (3). . . . . . . . . . . . . . . .       1,778,178             30.19%
Thomas W. Blumenthal . . . . . . . . . . . . . . . . .         104,044              1.77%
Edward L. Gelbach (4). . . . . . . . . . . . . . . . .         289,010              4.91%
Richard N. Berger. . . . . . . . . . . . . . . . . . .              --                 --
Charles W. Mann. . . . . . . . . . . . . . . . . . . .              --                 --

Barclay and Company, Inc.
  300 Drakes Landing Road
  Suite 100
  Greenbrae, California 94904 (5). . . . . . . . . . .       1,578,179             26.80%

Deborah Levy
  c/o Barclay and Company, Inc.
  300 Drakes Landing Road
  Suite 100
  Greenbrae, California 94904 (6). . . . . . . . . . .       1,578,179             26.80%

Saul Levy
  c/o Barclay and Company, Inc.
  300 Drakes Landing Road
  Suite 100
  Greenbrae, California 94904 (7). . . . . . . . . . .         623,863             10.59%



                                      -6-



First Investment Group
  c/o Barclay and Company, Inc.
  300 Drakes Landing Road
  Suite 100
  Greenbrae, California 94904 (8). . . . . . . . . . .         572,435              9.72%

Palisades Associates, Inc.
  9140 Vendome Drive
  Bethesda, Maryland 20817 (2) . . . . . . . . . . . .         325,252              5.52%

All directors and executive officers as a group (10
persons) . . . . . . . . . . . . . . . . . . . . . . .       3,895,290             66.14%

- -----------------------

(1)  Such shares are owned indirectly as Trustee for The Norbert W. St. John
     Trust.

(2) Includes 325,252 shares which are owned by Palisades. Mr. Rosenbaum owns 60% of the shares of stock of Palisades and shares voting and dispositive power as to these shares of stock with his wife, Martha Rosenbaum, who owns 40% of the shares of stock of Palisades. Also includes the following: (a) 23,120 shares which are held as Custodian for Eli S. Rosenbaum; (b) 23,120 shares which are held as Custodian for Elliott J. Rosenbaum; and (c) 23,120 shares which are held as Custodian for Eve H. Rosenbaum. Mr. Rosenbaum has sole voting and dispositive power as to these shares held as custodian for his children.

(3) Mr. Zimmerman owns 199,999 shares directly. Includes 1,578,179 shares owned by Barclay. Mr. Zimmerman is President of Barclay and owns 23% of Barclay, and may therefore be deemed to beneficially own the shares owned by Barclay.

(4) Such shares are owned indirectly as Trustee for The Edward L. Gelbach 1987 Trust.

(5)  See Note 3.

(6) Includes 1,578,179 shares owned by Barclay. Ms. Levy owns approximately 61.37% of Barclay, and may therefore be deemed to beneficially own the shares owned by Barclay.

(7) Includes 572,435 shares which are held indirectly by virtue of Mr. Levy's sole ownership of First Investment Group.

(8)  See Note 7.


                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned by the Company's Chief Executive Officer and the top four executive officers of the Company at December 31, 1994, whose aggregate cash and cash equivalent compensation exceeded $100,000 in 1994 (the "Named Executive Officers"). Compensation through April 6, 1993 reflects compensation earned as an employee of RicheyImpact.



                                 SUMMARY COMPENSATION TABLE


                                                                        LONG-TERM
                                                                      COMPENSATION
                                                                      ------------
                                                  ANNUAL COMPENSATION   SECURITIES
                                                ----------------------- UNDERLYING
   NAME AND PRINCIPAL POSITION           YEAR        SALARY     BONUS    OPTIONS
- --------------------------------         ----        ------     -----  -----------
William C. Cacciatore                    1994       $230,000   $91,241    14,723
  Chairman, President and Chief          1993        203,602    89,375        --
  Executive Officer                      1992        199,231    70,000        --

C. Don Alverson                          1994       $125,000   $49,588    14,723
  Executive Vice President--             1993        112,165    48,625        --
  Sales                                  1992        109,616    37,500        --

Norbert W. St. John                      1994       $125,000   $49,588    14,723
  Executive Vice President--             1993        112,165    48,625        --
  Marketing                              1992        109,616    37,500        --

Richard N. Berger                        1994       $100,000   $39,670    44,170
  Vice President, Chief Financial        1993         85,261    34,640        --
  Officer and Secretary                  1992         45,692        --        --

Charles W. Mann                          1994        $95,000   $38,141    44,170
  Vice President--                       1993         81,538    20,493        --
  Value-Added Services                   1992         70,000    10,000        --


     The following table sets forth certain information with respect to stock options granted during fiscal 1994 to the Named Executive Officers:


                                OPTION GRANTS IN LAST FISCAL YEAR
                                        INDIVIDUAL GRANTS


                           NUMBER OF   PERCENT OF
                          SECURITIES  TOTAL OPTIONS  EXERCISE
                          UNDERLYING     GRANTED       PRICE
                            OPTIONS    TO EMPLOYEES     PER   EXPIRATION      POTENTIAL
         NAME              GRANTED(1)   IN 1994(2)     SHARE    DATE(3)   REALIZABLE VALUE (4)
- -------------------------- ---------   ------------   ------- ----------  --------------------
                                                                             5%        10%
                                                                          -------   ----------
William C. Cacciatore. . .   14,723           6.49%   $6.00     6/16/04   $55,550   $140,781
C. Don Alverson. . . . . .   14,723           6.49     6.00     6/16/04    55,550    140,781
Norbert W. St. John. . . .   14,723           6.49     6.00     6/16/04    55,550    140,781
Richard N. Berger. . . . .   44,170          19.48     6.00     6/16/04   166,653    422,354
Charles W. Mann. . . . . .   44,170          19.48     6.00     6/16/04   166,653    422,354

- --------------------------

(1) These options were granted pursuant to the Company's 1992 Stock Option Plan. One-quarter of the total number of options granted are exercisable on the first anniversary of the option grant date and thereafter, an additional one-quarter of the total number of options granted are exercisable on each of the second, third and fourth anniversaries of the option grant. See "-- Stock Option Plan."

(2) In 1994, the Company granted a total of 226,737 options under the Company's 1992 Stock Option Plan. This number was used in calculating the percentages above.

(3) The options granted under the Company's 1992 Stock Option Plan generally expire on the earliest of (a) the tenth anniversary of the date of grant,
     (b) three months after the optionee's termination of employment from the Company or an affiliate, (c) twelve months after the optionee's termination of employment from the Company or an affiliate in the case of retirement or permanent and total disability or (d) eighteen months after the death of the optionee if death occurs while the optionee is employed by the Company or an affiliate or within three months after the optionee's termination of employment with the Company or an affiliate. See "-- Stock Option Plan."

(4) Potential realizable value at assumed annual rates of stock price appreciation for option term. The assumed 5% and 10% annual rates of appreciation over the term of the options are set forth in accordance with rules and regulations adopted by the the Commission and do not represent the Company's estimate of stock price appreciation.

     The following table sets forth certain information with respect to unexercised options to purchase the Common Stock held by the Company's Named Executive Officers on December 31, 1994. There were no stock options exercisable during 1994.


                              FISCAL YEAR-END OPTION VALUE TABLE

                               Number of Securities
                              Underlying Unexercised          Value of Unexercised
                                  Options Held at             In-the-Money Options
                                 December 31, 1994         At December 31, 1994 ($)(1)
                          ------------------------------- -----------------------------
         Name                Exercisable   Unexercisable   Exercisable   Unexercisable
- ------------------------  --------------- --------------- ------------- ---------------
William C.Cacciatore . .         --           14,723           --             --

C. Don Alverson. . . . .         --           14,723           --             --

Norbert W. St. John. . .         --           14,723           --             --

Richard N. Berger. . . .         --           44,170           --             --

Charles W. Mann. . . . .         --           44,170           --             --


- ----------------------

(1) Options are "in-the-money" at fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise or base price of the option. The amounts set forth represent the difference between the closing price of the Company's Common Stock on December 30, 1994 and the exercise price of the options, multiplied by the applicable number of options.



     EMPLOYMENT AGREEMENTS. The Company has entered into an employment agreement with each of Messrs. Cacciatore, Alverson, Berger and St. John, providing for a minimum employment period of four years beginning April 6, 1993. Messrs. Cacciatore, Alverson, Berger and St. John are each referred to herein as the "Employee." Pursuant to his employment agreement, Mr. Cacciatore is currently entitled to an annual base salary of $245,000, subject to upward adjustment as approved by the Compensation Committee of the Board of Directors. Messrs. Alverson and St. John are each currently entitled to an annual base salary of $150,000, subject to upward adjustment as approved by the Compensation Committee of the Board of Directors. Mr. Berger is entitled to an annual base salary of $115,000, subject to upward adjustment as approved by the Compensation Committee of the Board of Directors. Each Employee is also eligible to participate in the Company's bonus plan and all other benefits available to other senior management employees of the Company as approved by the Compensation Committee of the Board of Directors. The Company may terminate each Employee's employment at any time with or without cause and each Employee may terminate his employment for "good reason" (which generally includes any diminution of compensation, benefits or responsibility, as well as a material breach of the agreement by the Company). If any Employee's employment is terminated without cause by the Company (or for "good reason" by such Employee), such Employee will be entitled to receive, in addition to the pro rata portion of the base salary theretofore earned but unpaid, a bonus for the year of termination and an amount equal to the greater of (i) twelve months' base salary plus bonus or (ii) the base salary plus bonus that would have been paid had his employment continued for the balance of the employment period less one year. Each Employee's employment agreement contains a two-year "evergreen" provision pursuant to which the employment period will automatically be extended for consecutive periods of two years each unless the Company gives such Employee written notice, no later than 180 days prior to the expiration of the then applicable employment period, that employment will terminate upon the expiration of that period. If the employment period is so extended by two years, then, if such Employee's employment is terminated without cause by the Company (or for "good reason" by such Employee), such Employee will be entitled to receive, in addition to such pro rata portion of base salary and such bonus an amount equal to the greater of
(i) twelve months' base salary plus bonus or (ii) the base salary plus bonus for the remaining employment period, plus any such additional two-year period for which the notice date has passed.

     BONUS PLAN. The Company has adopted a bonus plan which provides certain key employees with annual performance bonuses. These bonuses are calculated as a percentage of the employee's base salary, using various measures of individual and overall Company performance, including earnings before adjustments for interest, taxes and certain other items, as well as management of accounts payable, accounts receivable and inventories. Bonuses are accrued monthly and paid at the direction of the Compensation Committee of the Board of Directors.

     401(K) PLANS. The Company has adopted a defined contribution plan (the "401(k) Plan") covering employees at least 21 years of age, who have completed at least three months of service in which such employee has been paid for 250 hours of service. Pursuant to the 401(k) Plan, eligible employees may make salary deferred (before tax) contributions of up to 15% of their total compensation (including salary, commission and bonuses) per plan year up to a specified maximum contribution, as determined by the Internal Revenue Service. At this time there is no employer matching option. Employees may invest their contributions in any one of three investment funds.

     The Company also maintains a qualified profit sharing and savings plan with discretionary employer matching and profit sharing contribution provisions. Under this plan, an employee's interest in the value of any employer contributions vests based on the number of years of service, fully vesting after seven years of service. Employees may invest funds under the rules established by the plan's administrator.

     STOCK APPRECIATION RIGHTS PLAN. The Company has a Stock Appreciation Rights Plan, which it has no current intention of utilizing.

     STOCK OPTION PLAN. In 1992, Brajdas adopted the 1992 Stock Option Plan (the "1992 Stock Option Plan") providing for the granting of options to employees, directors and consultants of the Company and its affiliates. The 1992 Stock Option Plan provides for the granting of Incentive Stock Options ("ISOs") as that term is used in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as for the granting of Supplemental Stock Options ("SSOs") which do not qualify as incentive stock options under the Code. The 1992 Stock Option Plan is administered by the Board or by a committee composed of not fewer than two disinterested directors of the Company (the "Committee"). The Board or the Committee determines from time to time which of the persons eligible under the 1992 Stock Option Plan shall be granted options, when and how the options shall be granted, whether such options shall be ISOs or SSOs and the provisions of each of the options (which need not be identical), subject to the restrictions set forth in the 1992 Stock Option Plan. ISOs may be granted only to employees (including officers) of the Company and its affiliates while SSOs may be granted to employees (including officers) and directors of, or consultants to, the Company and its affiliates.

     The exercise price of each ISO shall not be less than one hundred percent (100%) of the fair market value of the stock subject to the option on the date the option was granted and the exercise price of any SSO shall not be less than eighty-five percent (85%) of the fair market value of the stock subject to the option on the date the option was granted. Generally, an option shall terminate three months after termination of the optionee's employment or relationship as a consultant to, or director of, the Company or its affiliates, and an option shall not be transferable except by will or the laws of descent and distribution (although an SSO may also be transferred pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder).

     As of March 31, 1995, a total of 226,737 options have been granted, none of which has been exercised and none of which is presently exercisable. These options are held by ten persons, are exercisable at $6.00 per share and remain exercisable for ten years from the date of grant, subject to certain conditions. The outstanding options vest and become exercisable in annual installments of 25% over four years beginning on the first anniversary of the date of grant which was June 16, 1994.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT") THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.


                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION


     COMPENSATION PHILOSOPHY

     The Executive Compensation program is administered by the Compensation Committee of the Board of Directors and is designed to attract, retain and motivate executive personnel whose sustained performance will increase stockholder value through successful achievement of short-term corporate goals and long-term company objectives. The compensation program is directly integrated with the achievement of the Company's strategic business plans. The following program components have been designed to meet these objectives:

     BASE SALARY

     The base salary program is designed to pay for individual performance within a structure that is internally equitable and externally competitive with comparable companies. Base salaries are a function of the relative value and potential impact of each position on the performance of the Company. Value is measured by responsibilities and complexity of the position.

     The program is designed to provide executives who continue to meet performance expectations with base compensation that is competitive with median market rates at comparable companies. Each year the Company compares base salary, bonus and total compensation ranges of its executives to those of similar positions in comparable companies, as reported by the Company's peer group. Secondarily, the Compensation Committee reviews available salary surveys conducted by independent consulting firms. These independent surveys are also used to develop a merit increase budget. Within this budget, executives may or may not receive a base salary increase dependent upon performance in the prior year and their position relative to comparable company positions. The amount of the increase will vary with individual performance against established performance objectives.

     ANNUAL INCENTIVE BONUS

     A target bonus is paid when both financial performance (as measured by key components of return on net assets employed) and individual performance objectives are met. Financial goals are directly related to the strategic business plan. Individual performance goals are value added, representing achievements of annually agreed upon objectives beyond normal position expectations, with an emphasis on long-term corporate strategy.

     If both objectives are not met, the bonus will be reduced. If performance is below the minimum threshold for both objectives, there will be no bonus. Similarly, if performance exceeds the objectives, a higher bonus will be paid, subject to a cap.

     STOCK OPTIONS

     The 1992 Stock Option Plan, which was approved by stockholders at the 1992 annual meeting, rewards executives for long-term strategic management and enhancement of stockholder value. It promotes recruitment and retention of key executive personnel by providing meaningful incentives dependent upon successful corporate performance. Stock options are awarded based upon overall evaluation of each executive. Outstanding stock options held are not considered in the award of new stock options, but new awards are subject to the individual cap in the plan and take into consideration the amount of common stock owned by an executive.

     The Revenue Reconciliation Act of 1993 limits the annual deduction a publicly held corporation may take for certain types of compensation paid or accrued with respect to certain executives to $1 million per year per executive for taxable years beginning after December 31, 1993. The Company does not believe that compensation currently paid to its executives is affected by the limitations on tax deductibility. However, the Company intends to review its compensation plans in the context of the requirements for tax deductibility under the new rules, and to determine whether, and to what extent, revisions of such plans are necessary or desirable.

     COMPANY PERFORMANCE AND CHIEF EXECUTIVE OFFICER ("CEO") COMPENSATION

     As discussed previously, the Company's executive compensation program, including that of the CEO, is based on business performance, both short-term (base salary and part of the annual incentive bonus) and long-term (part of annual incentive bonus and stock options). The compensation of the CEO serves as a model for this pay-for-performance program.

     The completion of the merger of RicheyImpact and Brajdas (the "Richey-Brajdas Merger") in April 1993 and the April 1994 acquisition of the In-Stock division of Anchor Group, Inc. (the "In-Stock Acquisition") drove sales and earnings in 1994 to record levels. The implementation of the Richey-Brajdas Merger and In-Stock Acquisition presented the opportunity to reduce operating costs through elimination of duplicate facilities and personnel and thereby increase profitability, while at the same time increase the Company's presence in major markets representing key product lines.

     Mr. Cacciatore's strategic direction played a key role in the achievement of this performance. His annual incentive bonus was based upon the achievement of financial (60%) and non-financial (40%) goals. Financial performance, as measured by operating profit, inventory turns, receivables management and payables management exceeded target levels. Non-financial achievements included successful direction of the In-Stock Acquisition, continuing implementation of the integration of RicheyImpact and Brajdas, oversight of the investment in, and growth of, value-added assembly services, and the successful review of alternative financing proposals for the Company's future growth. Compensation adjustments for Mr. Cacciatore were consistent with this performance.

                         Respectfully submitted,

                              Thomas W. Blumenthal
                              Edward L. Gelbach
                              Donald I. Zimmerman

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING STOCKHOLDER RETURN PERFORMANCE PRESENTATION SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.



                   STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the Company's cumulative total stockholder return on its Common Stock with the return of the Nasdaq Market Index and a peer group constructed by the Company. The graph assumes $100 invested on March 1, 1990 with all dividends fully reinvested.


- --------------------------FISCAL YEAR ENDING--------------------------
COMPANY                    1990     1991    1992   1993   1993    1994

RICHEY ELECTRONICS             100    35.71   78.57   64.29  48.98   53.06
PEER GROUP INDEX               100   112.81  121.22  170.06 187.95  177.47
NASDAQ MARKET INDEX            100   104.75  115.76  115.95 138.98  145.91

     The dates above refer to the following fiscal year ends:
     1990 - February 28, 1990; 1991 - February 28, 1991; 1992 - February 28,
     1992; 1993 - February 26, 1993; 1993 - December 31, 1993; 1994 -
     December 31, 1994.

* The peer group is weighted according to the stock market capitalization for the following stocks: All American Semiconductor, Inc., Arrow Electronics, Inc., Avnet, Inc., Bell Industries, Inc., Jaco Electronics, Inc., Kent Electronics Corporation, Marshall Industries, Milgray Electronics, Inc., Pioneer-Standard Electronics, Inc., Premier Industrial Corporation, Richardson Electronics, Ltd., Sterling Electronics Corporation and Wyle Laboratories. The peer group does not include Anthem Electronics, Inc., which was acquired by Arrow Electronics, Inc. in 1994.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company has a compensation committee, of which Edward L. Gelbach, Thomas W. Blumenthal and Donald I. Zimmerman are members. Included in the discussion below is certain information regarding certain relationships and related transactions involving Messrs. Gelbach and Zimmerman, as well as other members of the Company's Board of Directors, principal stockholders and their respective affiliates.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company's long-term debt includes a 10% senior subordinated note issued to Barclay Financial Group ("BFG"), a limited partnership in which Barclay is the sole general partner, in April 1993 pursuant to the merger of RicheyImpact and Brajdas, effective April 6, 1993 (the "Richey-Brajdas Merger"). Donald I. Zimmerman, a director of the Company, is President and a significant shareholder of Barclay. The principal amount of the note due to BFG was originally $8.0 million and the note bears interest at an annual rate of 10%, payable quarterly commencing on July 1, 1993. Mandatory principal payments must be at least $500,000 per year after March 1, 1995, with a final maturity on March 1, 2000. In April 1993, March 1994 and March 1995, the Company paid approximately $1.0 million, $3.0 million and $1.6 million of principal, respectively under the note.

     In connection with the series of transactions leading up to the Richey-Brajdas Merger, "piggyback" and demand registration rights were granted to BRJS Investment Holding Corp., a California corporation ("BRJS") pursuant to a Registration Rights Agreement dated April 2, 1993. When BRJS merged into the Company on November 18, 1993, the rights were automatically assigned to Barclay. The rights become effective in May 1996 with respect to 1,142,857 shares.

     The Company and Palisades are parties to a Service and Management Agreement (the "Management Agreement") pursuant to which Palisades provides services to the Company, related to financial and administrative management, employee benefits and acquisitions. Greg A. Rosenbaum, a director of the Company, is President of Palisades. Effective March 1, 1995, Palisades' management fee was increased to $175,000 per year. The Management Agreement terminates December 31, 1997. The Management Agreement contains a two-year "evergreen" provision pursuant to which the term will be automatically extended for consecutive two-year periods unless the Company gives Palisades written notice, no later than ninety days prior to the expiration of the then applicable term, that the Management Agreement will terminate upon expiration of the then applicable term. Saunders Capital Group, Inc. ("Saunders Capital") was also a party to the Management Agreement until January 2, 1995. During 1994, each of Palisades and Saunders Capital received approximately $125,000 for services provided to the Company pursuant to the Management Agreement. Pursuant to a Modification Agreement dated as of January 2, 1995, Saunders Capital's obligations to provide management services to the Company were terminated and Saunders Capital was paid a termination fee of $65,000. Robert S. Saunders, a principal of Saunders Capital, was a director of the Company until May 1994.

     The Company's debt includes $1.2 million of 12% junior subordinated notes issued to former RicheyImpact stockholders, with interest payable semiannually in January and July. The notes terminate on March 2, 2000. The notes were issued in connection with the Richey-Brajdas Merger. The holders of the notes include, but are not limited to the following: (i) C. Don Alverson, Executive Vice President-Sales and a director of the Company; (ii) William C. Cacciatore, Chairman, President and Chief Executive Officer of the Company; (iii) Edward L. Gelbach, a director of the Company; (iv) Palisades Associates, Inc., of which Greg A. Rosenbaum, who is Assistant Secretary and a director of the

Company, is President; (v) Saunders Capital, in which Robert S. Saunders, a former director of the Company, has a significant interest; (vi) Greg A. Rosenbaum, as Custodian for Eli S. Rosenbaum, Elliott J. Rosenbaum and Eve H. Rosenbaum, his children; (vii) Norbert W. St. John, Executive Vice President-Marketing and a director of the Company; and (viii) Robert S. Saunders, a former director of the Company, and his spouse, Heidi R. Saunders. The principal amount of each note is as follows:


                                                    Principal Amount
     Name                                               of Notes
     ----                                            --------------

     C. Don Alverson                                  $174,186.25
     William C. Cacciatore                             248,837.50
     Edward L. Gelbach                                 124,418.75
     Palisades Associates, Inc. and
       Eli S., Elliott J. and Eve H. Rosenbaum         174,186.25
     Norbert W. St. John                               149,302.50
     Saunders Capital, Robert S. and
       Heidi R. Saunders                                99,535.75



                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     The Board has nominated Messrs. C. Don Alverson, Thomas W. Blumenthal, William C. Cacciatore, Edward L. Gelbach, Greg A. Rosenbaum, Norbert W. St. John and Donald I. Zimmerman to serve as directors of the Company for a one-year term. Each nominee, if elected, will hold office until the 1996 annual meeting of stockholders at which time his term of office expires, and until his successor is elected and qualified, unless he resigns or his seat on the Board becomes vacant due to his death, removal or other cause in accordance with the Bylaws of the Company. Management knows of no reason why any of these nominees would be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, the Proxies will be voted for the election of such other persons for the office of director as the Board may recommend in the place of such nominee.

     THE BOARD UNANIMOUSLY RECOMMENDS VOTING "FOR" THE SEVEN NOMINEES NAMED ABOVE, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                                   PROPOSAL 2
                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board has selected McGladrey & Pullen, LLP as the independent public accountants of the Company for 1995. McGladrey & Pullen, LLP acted in such capacity for RicheyImpact from that company's inception in 1990 until its merger with Brajdas in 1993. McGladrey & Pullen, LLP has served as the Company's independent public accountants since their appointment at the 1993 annual meeting. A representative of McGladrey & Pullen, LLP is expected to be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

     In the event ratification by the stockholders of the appointment of McGladrey & Pullen, LLP as the Company's independent public accountants is not obtained, the Board will reconsider such appointment.

     On July 7, 1993, the Board of Directors dismissed Arthur Andersen LLP as the independent public accountants for the Company and appointed McGladrey & Pullen, LLP as the independent public accountants for the Company. Arthur Andersen LLP acted as Brajdas' independent public accountants from August 1991 until the Richey-Brajdas Merger and as the Company's independent public accountants until McGladrey & Pullen, LLP's appointment in July 1993. Although Arthur Andersen LLP has not acted as independent public accountants for the Company since July 1993, they have been retained to provide tax accounting services.

     Arthur Andersen LLP's Report of Independent Public Accountants dated May 7, 1993, relating to Brajdas' financial statements for fiscal year 1993 contained the following paragraph:

     "The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has experienced recurring losses from operations, was in violation of certain loan covenants and had an excess of current liabilities over current assets at year-end that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."

     During fiscal year 1993 and the subsequent interim period preceding Arthur Andersen LLP's dismissal, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports. There were no "reportable events" of a nature described in Item 304(a)(1)(v)(A) through (D) of Regulation S-K.

     The Board of Directors' recommendation to ratify the appointment of McGladrey & Pullen, LLP as the Company's independent public accountants and to change accountants was made by management of the Company and was approved by the Audit Committee of the Board of Directors and by the Board of Directors on July 7, 1993. After the Richey-Brajdas Merger and prior to McGladrey & Pullen, LLP's appointment, the Company requested McGladrey & Pullen, LLP, in their role as the independent public accountants for RicheyImpact, to assist management in the application of generally accepted accounting principles to the Richey-Brajdas Merger. The entire transaction was recorded under the purchase method of accounting as a reverse acquisition with RicheyImpact as the accounting acquirer. McGladrey & Pullen, LLP assisted management with the financial statement disclosures required for the filing of the Company's Form 8-K/A on June 18, 1993 and the Company's Form 8-K on September 22, 1993, in each case including pro forma financial statements reflecting the Richey-Brajdas Merger. Arthur Andersen LLP was consulted in the preparation of the Form 8-K/A.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of Common Stock of the Company represented (in person or by proxy) and voting at the meeting, provided that at least a majority of such stock is represented at the meeting, is required for the proposed ratification.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2 TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.


                          TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.


                                  SOLICITATION

     The Company will bear the entire cost of preparing, assembling, printing and mailing the Notice of Meeting, this Proxy Statement and the Proxy itself.
In addition to the use of the mails, proxies may be solicited by officers, directors and other regular employees of the Company by telephone, telegraph or other personal solicitation, and no additional compensation will be paid to such individuals. The Company will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.


                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission and The Nasdaq Stock Market. Officers, directors and more than ten percent (10%) stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the year ended December 31, 1994, its officers, directors and more than ten percent (10%) beneficial owners complied with all filing requirements applicable to them.

                  STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the Company (i) must be received by the Company at its offices at 7441 Lincoln Way, Garden Grove, California 92641 no later than December 14, 1995 and (ii) must satisfy the conditions established by the Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.



                               By Order of the Board of Directors



                               /s/ Richard N. Berger
                               -----------------------------------
                               Richard N. Berger
                               SECRETARY

April 13, 1995

                            RICHEY ELECTRONICS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 17, 1995

    The undersigned hereby nominates, constitutes and appoints William C. Cacciatore, Greg A. Rosenbaum and Donald I. Zimmerman or any of them, with full power of substitution, to vote all shares of common stock, $0.001 par value, of Richey Electronics, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, May 17, 1995 or any postponements or adjournments thereof, and upon such other business as may properly come before the Annual Meeting, with all the powers the undersigned would possess if personally present as follows:

    1. To elect the Board of  Directors' seven nominees as directors.  Nominees:
C. Don Alverson, Thomas W. Blumenthal, William C. Cacciatore, Edward L. Gelbach, Greg A. Rosenbaum, Norbert W. St. John and Donald I. Zimmerman.

/ / FOR ALL NOMINEES LISTED ABOVE (except as marked to the contrary below)              / / WITHHOLD AUTHORITY

 (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below:)
          ____________________________________________________________

    The undersigned hereby confer(s) upon the proxies and each of them discretionary authority with respect to the election of Directors in the event that any of the above nominees is unable or unwilling to serve.

    A VOTE FOR PROPOSAL 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS:

    2. To ratify the appointment of McGladrey & Pullen, LLP, as the Company's auditors for 1995.

    / / FOR                     / / AGAINST                     / / ABSTAIN

    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

                PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES.

    Please date this Proxy and sign your name exactly as it appears on your stock certificates. Executors, administrators, trustees, officers of a corporation, fiduciaries, etc., should give their full title as such. Partnerships should sign in the partnership name by an authorized person. For shares held jointly, each joint owner should personally sign. If the undersigned hold(s) any of the shares of common stock of the Company in a fiduciary, custodial or joint capacity or capacities, this Proxy is signed by the undersigned in every such capacity as well as individually. Attendance of the undersigned at the Annual Meeting will not be deemed to revoke this Proxy unless the undersigned shall affirmatively indicate at the meeting the intention of the undersigned to vote in person.
                                       DATED: ____________________________, 1995
                                       SIGNATURE: ______________________________
                                                        (signature)
                                       SIGNATURE: ______________________________
                                               (signature, if held jointly)
                                                  ______________________________
                                            (title or authority, if applicable)

                PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD TODAY